EXHIBIT (11)
                       SPRINT CORPORATION
      COMPUTATION OF EARNINGS PER COMMON SHARE (UNAUDITED)
              (In Millions, Except Per Share Data)
                                 Three Months     Nine Months
                                     Ended           Ended
                                 September 30,   September 30,
                                  1994    1993    1994     1993

PRIMARY EARNINGS PER SHARE
Income from continuing
operations                     $ 230.1  $136.7 $ 677.1  $ 290.5
Preferred stock dividends         (0.6)   (0.6)   (2.0)    (2.1)

                                 229.5   136.1   675.1    288.4

Discontinued operations, net      --      --      --      (12.3)
Extraordinary losses on early
extinguishments of debt, net      --     (14.5)   --      (28.2)
Cumulative effect of changes in
accounting principles, net        --      --      --     (384.2)

Earnings (loss) applicable to
common stock                   $ 229.5  $121.6 $ 675.1  $(136.3)

Weighted average number of
common shares (1)                349.4   344.6   348.0    343.1

Primary earnings (loss) per
share
Continuing operations           $ 0.66  $ 0.39  $ 1.94   $ 0.84
Discontinued operations             --      --      --    (0.04)
Extraordinary item                  --   (0.04)     --    (0.08)
Cumulative effect of changes in
accounting principles               --      --      --    (1.12)

Total                           $ 0.66  $ 0.35  $ 1.94  $ (0.40)

FULLY DILUTED EARNINGS PER
SHARE
Income from continuing
operations, net of preferred
stock dividends                $ 229.5  $136.1 $ 675.1  $ 288.4
Convertible preferred stock
dividends                          0.1     0.2     0.4      0.5
                                 229.6   136.3   675.5    288.9

Discontinued operations, net      --      --      --      (12.3)
Extraordinary losses on early
extinguishments of debt, net      --     (14.5)   --      (28.2)
Cumulative effect of changes in
accounting principles, net        --      --      --     (384.2)

Earnings (loss) as adjusted for
purposes of computing fully
diluted earnings per share     $ 229.6  $121.8 $ 675.5  $(135.8)

Weighted average number of
common shares                    349.4   344.6   348.0    343.1

Additional dilution for common
stock equivalents and dilutive
securities (2)                     1.3     1.9     1.4      2.5
Total                            350.7   346.5   349.4    345.6

Fully diluted earnings (loss)
per share
Continuing operations           $ 0.65  $ 0.39  $ 1.93   $ 0.84
Discontinued operations             --      --      --    (0.04)
Extraordinary item                  --   (0.04)     --    (0.08)
Cumulative effect of changes in
accounting principles               --      --      --    (1.12)

Total                           $ 0.65  $ 0.35  $ 1.93  $ (0.39)


     (1) Weighted average number of common shares have been adjusted for dilutive common stock equivalents using the treasury stock method.

     (2) During 1993, the additional dilution for common stock equivalents and dilutive securities is not included in the computation of fully diluted earnings (loss) per share from discontinued operations, extraordinary item, cumulative effect of changes in accounting principles and net loss because the impact is anti-dilutive. Accordingly, the sum of the fully diluted earnings per share amounts may not equal the total.